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                                                                   EXHIBIT 10.53

                                December 9, 2002

Scott E. Schubert
Williams Communications, LLC
One Technology Center, 15A
Tulsa, OK 74103

         Re: December 10, 2002 - June 27, 2003 Employment Agreement

Dear Scott:

         This letter is to memorialize the terms and conditions or the agreement reached between you and Williams Communications, LLC (the "Company") on October 29, 2002 regarding your continued employment by the Company from December 10, 2002 until June 27, 2003, as follows:

         1. You will no longer serve as Chief Financial and Corporate Services Officer of the Company or as an officer of its parent, WilTel Communications Group, Inc. You will instead serve as a senior executive of both companies. You will assist the Chief Executive Officer as directed, including assistance in financial planning and reporting efforts, and perform other duties assigned by the CEO and Board of Directors that are consistent with your position as a senior executive.

         2. On or after June 27, 2003, your employment may be terminated immediately upon notice either by you or by the Company. In the event of such termination, you will receive severance benefits equal to those that you would be entitled to receive as Chief Financial and Corporate Services Officer under the Williams Communications Group, Inc. Severance Protection Plan (the "Plan"), as if your employment had involuntarily terminated due to Severance, as that term is defined in the Plan, as of the date of this agreement. You will be entitled to receive these benefits regardless of whether the decision to terminate your employment is yours or the Company's.

         3. The Company reserves the right to terminate your employment, at its sole discretion, before June 27, 2003. In that event, you will receive the total compensation, benefits, and severance you would have been entitled to under Sections 1 and 2 above had you remained employed until June 27, unless you are terminated for Cause, as defined in the Plan.

         4. You have the right to terminate your employment prior to June 27, 2003, provided that upon such termination you will forego, as of the date of such termination, the compensation and benefits to which you would have been entitled to under Section 1 above. In the event of a termination under this
Section 4, you will receive severance benefits equal to those that you would be entitled to receive as Chief Financial and Corporate Services Officer under the Plan as if your employment had involuntarily terminated due to Severance, as that term is defined in the Plan, as of the date of this agreement.

         5. Nothing in this agreement is intended to alter the ability of you and the Company to continue your employment after June 27, 2003, upon mutually agreeable terms.

         6. Nothing in this agreement is intended to alter or terminate any indemnification rights to which you are otherwise entitled or which the Company is otherwise obligated to provide. In addition, nothing in this agreement is intended to alter or terminate any other compensation and benefits to which you are entitled as of the date of this agreement except as specifically provided for in this agreement.

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         If the above terms are acceptable to you, please so indicate by signing below, retaining a copy for yourself and returning a copy to me immediately.


Yours very truly,


/s/ JEFF K. STOREY                           /s/ H.E. SCRUGGS
--------------------------------             ----------------------------------
Jeff K. Storey                               H.E. Scruggs
Chief Executive Officer                      Senior Vice President

Accepted on the 10 day of December, 2002.
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/s/ SCOTT E. SCHUBERT
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Scott E. Schubert